Exhibit 10.1

                                                            EXECUTION VERSION

                             ALVAREZ & MARSAL, INC.
                        599 LEXINGTON AVENUE - SUITE 2700
                            NEW YORK, NEW YORK 10022

                                 (212) 759-4433
                               FAX: (212) 759-5532


April 11, 2001


Board of Directors
Kasper A.S.L., Ltd.
c/o Alan B. Miller
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153

Gentlemen:

The purpose of this letter is to set forth the terms of the engagement between Alvarez & Marsal, Inc. ("A&M"), Steven J. Cohn (the "Officer" or the "Chief Restructuring Officer") and Kasper A.S.L., Ltd. (the "Company"), including the scope of the services to be performed and the basis of compensation for those services. Upon your execution, this letter will constitute an agreement (this "Agreement") between the Company, the Officer, and A&M, and will constitute an amendment and restatement of our previous engagement letter dated October 25, 2000.

         1.       Description of Services and Duties

                  (a) During the term of the engagement A&M shall make available to the Company the services of the Officer. The Officer shall be duly appointed by the Board of Directors of the Company (the "Board") at the next meeting of the Board as its Chief Restructuring Officer. As such, the Officer shall report directly to and take directions from the Board and shall, with senior management, develop for the Board's consideration proposals that address the Company's financial and operating performance. It is anticipated that the organization structure of the Company will be substantially as shown on the attached organization charts, and that the Officer shall work with senior management on the following activities:

                           (i)      overall management of the Company's
                                    operations;


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                           (ii)     the preparation of a revised operating plan
                                    and cash flow forecast and present such plan and forecast to the Board and the Company's creditors;

                           (iii) identification of cost reduction and operations improvement opportunities through review of the Company's facilities, personnel and operating procedures, and the implementation thereof;

                           (iv) communications with shareholders and creditors of the Company and meetings with representatives of such constituents to discuss the business operations, financial performance and general condition of the Company and the progress made to implement the operating plan and any modifications thereof;

                           (v) other activities as are approved by the Board and agreed to by A&M from time to time.

                  (b) The Officer will continue to be employed by A&M. During the term of the engagement, the Officer will devote substantially all of his business time and efforts to the services and duties set forth in paragraph 1(a) hereof.

                  (c) The Company understands that the services to be rendered by the Officer (and, if applicable, other A&M personnel) may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections and other forward looking statements. In addition, the Officer (and, if applicable, other A&M personnel) will be relying on information provided by other members of the Company's management in the preparation of those projections and other forward-looking statements. In the event the Company engages in a financial restructuring, neither the Officer nor A&M makes any representation or guarantee that an appropriate restructuring proposal can be formulated for the Company, that any restructuring proposal presented to the Board will be more successful than all other possible restructuring proposals, that restructuring is the best course of action for the Company, or, if formulated, that any proposed restructuring plan will be accepted by the Company's creditors, shareholders and other constituents. Further, neither the Officer nor A&M assumes responsibility for the selection of any restructuring proposal which the Officer assists in formulating and presenting to the Board, and the Officer shall be responsible for implementation only of the restructuring proposal approved by the Board and only to the extent and in the manner authorized and directed by the Board.


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         2.       Compensation

                  (a) During the term of the engagement, A&M will receive a monthly fee equal to $185,000 for the Officer and one additional person who will also be appointed and serve as an officer of the Company, devoting substantially all his business time and efforts to the engagement (such person in such capacity, together with the Chief Restructuring Officer, the "Officers"). A&M will assign Jeff Feinberg initially to serve as the additional officer. Any person provided by A&M to serve as officer and subsequently appointed as an officer by the Board will be deemed to be a party to this Agreement without further execution hereof upon his or her appointment and his or her written acceptance of such appointment. If additional A&M personnel are required, A&M will receive an hourly fee for such personnel based on the following hourly rates:

                                Managing Directors            $400 - $425
                                Directors                     $350 - $400
                                Associates                    $275 - $340
                                Analysts                      $145 - $220

                           Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally. A&M will provide the Company with prompt notice of any such adjustment.

                  (b) The Officers and A&M will be reimbursed for their reasonable out-of-pocket expenses incurred during the term of the engagement in connection with the performance of the engagement such as travel, lodging and telephone charges; provided that the Company shall have the right to pre-approve any single expense in excess of $3,000. Upon request, A&M will substantiate such expenses. In addition, A&M shall be reimbursed for the reasonable fees and expenses of its counsel; provided that the aggregate amount of counsel fees and expenses which the Company shall be obligated to reimburse A&M for shall not exceed $12,000. All fees and expenses will be billed and payable on a monthly basis.

                  (c) In addition to the monthly fee set forth in paragraph 2(a), A&M shall be entitled to receive incentive compensation as follows:

                           i. Upon termination of this Agreement (other than in connection with a Disposition, as defined below), incentive compensation shall become due and payable on the earliest of
                                    (x) the effective date of the termination of the engagement; (y) December 30, 2001; and
                                    (z) the date on which it is determined by a court of competent jurisdiction that the Officers are no longer permitted under applicable law to perform the services set forth in paragraph 1 hereof as evidenced by such court's disqualification of the Officers or by the authorization to retain


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                                    or employ other professionals or other
                                    persons to perform services comparable to those provided by the Officers. The amount payable shall be a minimum of $200,000, increasing to either $450,000 or $500,000 if the year-to-date "2001 Operating EBITDA" reaches at least 85% or 100%, respectively, of the "Fiscal Year 2001 Plan" for the same period, as both such terms are defined in clause (iii) below, all as set forth in Exhibit A attached hereto. Amounts payable under this clause (i) shall be net of amounts paid, if any, under clause (ii) below. If termination occurs after a Disposition (as defined in clause (ii) below), then all the financial data used in the calculations on Exhibit A for the period following the Disposition shall be adjusted (including the definition of 2001 Operating EBITDA) by including operating results only for those assets remaining after the Disposition.

                           ii. Upon a Disposition (as defined below), incentive compensation shall become due and payable immediately upon the sale, transfer, lease or other disposition of all or substantially all the Company's assets (a "Disposition"). The amount payable shall be a minimum of $350,000, increasing to either $450,000 or $500,000 if the year-to-date
                                    "2001 Operating EBITDA" reaches at least 85% or 100%, respectively, of the "Fiscal Year 2001 Plan" for the same period, as both such terms are defined in clause (iii) below, all as set forth in Exhibit A attached hereto. Amounts payable under this clause (ii) shall be net of amounts paid, if any, under clause
                                    (i) above.

                           iii.     Defined Terms:

                                    "Fiscal Year 2001 Plan" shall mean the
                                    forecast reviewed by the Board at its March
                                    21, 2001 meeting as a revision to the 2001 plan originally adopted by the Board in September 2000.

                                    "2001 Operating EBITDA" shall mean earnings before interest, taxes, depreciation and amortization net of other income (expense); extraordinary items; gains or losses on the sale of assets, expenses of litigation (including administrative proceedings) and related professional fees, fines, damages and settlement payments; and restructuring charges (whether or not such expenses would be treated as restructuring charges pursuant to generally accepted accounting principles, including, without limitation, professional fees and expenses, employee severance and incentive payments, other than bonus compensation provided for in the Company's operating plan) and costs of operations discontinued or identified to be discontinued for fiscal year 2001. 2001 Operating EBITDA shall be determined based on the Company's internal financial reporting.


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                  (c)      Upon the last day on which any amount becomes payable
                           under the Agreement, A&M shall credit the retainer it holds in the amount of $150,000, and will return the remaining balance, if any, to the Company promptly thereafter.


         3.       Term

                  (a) The engagement will commence as of the date hereof and may be terminated by either the Company or A&M without cause by giving 30 days' written notice to the other party. In the event of such termination by either the Company or A&M, any fees and expenses due to A&M shall be remitted promptly. A&M shall remain entitled to the incentive compensation provided for in paragraph 2(c) hereof, except as provided in paragraphs 3(b) and 3(c) hereof.

                  (b) The Company may at any time immediately terminate A&M's services hereunder "For Cause" by giving written notice to A&M. "For Cause" shall mean (i) either of the Officers is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) either of the Officers willfully disobeys a lawful direction of the Board; or (iii) a material breach of any of A&M's or either of the Officers' material obligations under this Agreement which is not cured within 15 days of the Company's written notice thereof to A&M describing in reasonable detail the nature of the alleged breach. A&M shall not be entitled to earn any incentive compensation following the termination of the engagement by the Company For Cause.

                  (c) A&M may at any time immediately terminate its services hereunder for "Good Reason". "Good Reason" shall mean any material breach of any of the Company's material obligations under this Agreement which is not cured within 15 days of A&M's written notice thereof to the Company describing in reasonable detail the nature of the alleged breach. In the event A&M terminates the engagement without Good Reason, then A&M shall not be entitled to earn any incentive compensation following such termination.


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         4.       Relationship of the Parties

                  The parties intend that an independent contractor relationship will be created between A&M and the Company by this Agreement. The Officers shall remain employees of A&M, which shall retain the rights (subject to the terms hereof) to direct and control their performance. The compensation set forth in paragraph 2 shall be exclusive, and neither the Officers nor any other A&M personnel shall be entitled to participate in any other compensation or benefit plan or perquisite of the Company.

                  The Company acknowledges that A&M's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the American Institute of Certified Public Accountants, the Securities and Exchange Commission or any other state or national professional or regulatory body.


         5.       No Third-Party Beneficiary

                  The Company acknowledges that all advice (written or oral) given by A&M and the Officers to the Company in connection with the engagement is intended solely for the benefit and use of the Company (limited to its Board and management and other professionals as the Board or management may direct from time to time) in considering the matters to which the engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein or in discussions with the Company's shareholders or creditors in connection with such tasks, without A&M's prior approval (which shall not be unreasonably withheld or delayed), except as required by law.


         6.       Conflicts

                  A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which it is aware. Because A&M is a consulting firm that serves clients on a national basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entitles or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of the engagement, A&M will not represent the interests of such entitles or people in connection with this matter.


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         7.       Confidentiality / Non-Solicitation

                  A&M and the Officers shall keep as confidential all non-public information received from the Company in conjunction with the engagement, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in communication with the Company's shareholders, affiliates and creditors, or their advisors, in the performance of this engagement. The Company agrees not to solicit, recruit or hire any employees of A&M for a period of two years subsequent to the termination of this agreement.


         8.       Indemnification

                  The attached indemnification agreement is incorporated herein by reference and shall be executed upon the acceptance of this Agreement. In addition to the indemnity provided in the indemnity agreement incorporated herein, each of the Officers shall be indemnified by the Company for all acts performed as an officer to the maximum extent permitted by law. The Company shall afford to each of the Officers directors' and officers' liability insurance of the same type, terms, deductible, amounts and tenor as the best such coverage it provides to any of its officers or directors from the same or a comparable insurance provider. Termination of the engagement shall not affect any of these indemnification and insurance provisions, which shall remain in full force and effect.


         9.       Miscellaneous

                  This Agreement (together with the attached indemnity provisions); (a) shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except in writing executed by all parties hereto. Neither A&M nor the Chief Restructuring Officer may delegate their obligations hereunder, and any such attempted delegation shall be null and void and without effect. The Company, the Officers and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of the Officers or A&M hereunder. If any provision of this Agreement is held to be invalid or unenforceable, all provisions of this Agreement which can be given effect without such invalid or unenforceable provision shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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         Please sign the enclosed copy of this and the attached Indemnification
Agreement to acknowledge your agreement with their terms.



                                   Very truly yours,

                                   Alvarez & Marsal, Inc.

                                   By: /s/ Steven J. Cohn
                                       ------------------------------------
                                       Steven J. Cohn
                                       Managing Director



ACCEPTED AND AGREED to as of the date first written above:

Kasper A.S.L., Ltd.

By: /s/ Arthur Levine
    ------------------------------
    Arthur Levine
    Chief Executive Officer


    /s/ Steven J. Cohn
    ------------------------------
    Steven J. Cohn


    /s/ Jeff Feinberg
    ------------------------------
    Jeff Feinberg










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
                            INDEMNIFICATION AGREEMENT

This indemnity is made part of an agreement, dated April 11, 2001 (which together with any renewals, modifications or extensions thereof, is herein referred to as the "Agreement") by and between Alvarez & Marsal, Inc. ("A&M"), Steven J. Cohn (the "Officer") and Kasper A.S.L., Ltd. (the "Company"), for services to be rendered to the Company by A&M.


A. The Company agrees to indemnify and hold harmless each of A&M, its shareholders, employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent for any such liability for losses, claims, damages, liabilities or expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding, which consent shall not be unreasonably withheld.


B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties.


C. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company in writing with reasonable promptness and shall describe in reasonable detail the nature of such action, proceeding or investigation; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling


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any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly pay the reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.


D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.


E. In the event the Company and A&M seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys' fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the Indemnified Parties for any expenses reasonable incurred by them, including attorneys' fees and expenses, in seeking


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payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim. a prepetition claim or a postpetition claim.


F. Neither termination of the Agreement nor termination of A&M's engagement shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.


G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.


KASPER A.S.L., LTD.                                ALVAREZ & MARSAL, INC.

By: /s/ Arthur Levine                              By: /s/ Steven Cohn
    ---------------------------                        -------------------------
    Arthur Levine                                      Steven Cohn
    Chief Executive Officer                            Managing Director












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